Exhibit 4.6

              SUPPLEMENTAL INDENTURE (this "Supplemental Indenture") dated as of May 20, 2004, between GRIFFON CORPORATION, a Delaware corporation (the "Company"), and AMERICAN STOCK TRANSFER AND TRUST COMPANY, a New York banking corporation, as trustee under the indenture referred to below (the "Trustee").

W I T N E S S E T H:

        WHEREAS the Company has delivered to the Trustee an Indenture (the "Indenture") dated as of July 18, 2003, providing for the issuance of 4.0% Contingent Convertible Subordinated Notes due 2023 of the Company (the "Securities");

        WHEREAS the Indenture provides that the Company may amend the Indenture without the consent of Holders to cure any ambiguity, omission, defect or inconsistency, or to make any other change that does not adversely affect the rights of any Securityholder; and

        WHEREAS pursuant to Section 9.01 of the Indenture, the Trustee and the Company are authorized to execute and deliver this Supplemental Indenture;

        NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Securities as follows:

        1.    Capitalized Terms.    Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture.

        2.    Amendment of Section 10.01(c).    Section 10.01(c) of the Indenture is hereby replaced in its entirety with the following provision (added language in italics):

        "(c) the conversion of such Security occurs during the five Trading Day period immediately after a period of five consecutive Trading Days in which the Security Trading Price for each Trading Day in such period was less than 95% of the product of the Closing Price per share of Common Stock on such Trading Day multiplied by the number of shares of Common Stock issuable (assuming satisfaction of conditions to conversion) upon conversion of $1,000 in principal amount of the Securities (the "Conversion Rate"); provided, that, with respect to any such conversion, if the Closing Price of the Common Stock as of such date of conversion is greater than the Effective Conversion Price but less than 120% of the Effective Conversion Price, then Holders shall receive in such conversion (a "Principal Value Conversion"), in lieu of Common Stock based on the Conversion Rate, a number of Shares of Common Stock equal to the principal amount of such Holder's Security plus accrued but unpaid interest (including Contingent Interest), if any, as of the conversion date, divided by the Principal Value Conversion Share Price. The Principal Value Conversion Share Price shall be equal to the greater of (i) the Effective Conversion Price on the conversion date and (ii) the Closing Price of Common Stock on the conversion date. The Company shall deliver such Common Stock no later than the third Business Day following the determination of the Principal Value Conversion Share Price. The "Effective Conversion Price" as of any date of determination shall be equal to $1,000 divided by the Conversion Rate as of the eighth Trading Day prior to the date of determination."

        3.    Ratification of Indenture; Supplemental Indenture Part of Indenture.    Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby. In the event of a conflict between the terms and conditions of the Indenture and the terms and conditions of this Supplemental Indenture, then the terms and conditions of this Supplemental Indenture shall prevail.

        4.    Governing Law.    THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT

WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

        5.    Trustee Makes No Representation.    The statements herein are deemed to be those of the Company and not those of the Trustee. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

        6.    Counterparts.    The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

        7.    Effect of Headings.    The Section headings herein are for convenience only and shall not effect the construction thereof.

        IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

GRIFFON CORPORATION
by
/s/ ROBERT BALEMIAN Name: Robert Balemian Title: President
AMERICAN STOCK TRANSFER AND TRUST COMPANY
by
/s/ JOSEPH WOLF Name: Joseph Wolf Title: Vice President